Exhibit 8.2

[Letterhead of Roth & Company, P.C.]

March 26, 2013

Community National Bancorporation

422 Commercial St., P.O. Box 1288

Waterloo, IA 50701-1318

RE:	Opinion Regarding Material Federal Income Tax Consequences

Ladies and Gentlemen,

We have acted as tax specialists to Community National Bancorporation, an Iowa corporation (“Company”), in connection with the negotiation and execution of an Agreement and Plan of Merger dated as of February 13, 2013 (the “Agreement”), among and between Company, QCR Holdings, Inc., a Delaware corporation (“Acquiror”), and QCR Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), pursuant to which Company will merge with and into Merger Sub with Merger Sub surviving (the “Merger”), as more fully described in the registration statement on Form S-4, including a joint proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Our opinion is being delivered to you in connection with the registration statement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by Company in a certificate dated the date hereof and by Acquiror and Merger Sub in a certificate dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of Company and certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to

Community National Bancorporation

March 26, 2013

verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that the Merger will qualify as a merger under all applicable state business corporation statutes, and that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, (i) we are of the opinion that under current United States federal income tax laws, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm that the opinion set forth in the Section entitled “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” of the Registration Statement on Form S-4 is our opinion.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the heading “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to Company, the holders of Company common stock, or Acquiror.

Our opinion represents our judgment as to the described federal income tax consequences of the Merger. Our opinion is based on the Code, Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon.

It should be noted that no ruling has been sought from the Service with respect to the federal income tax consequences of the Merger. This opinion expresses our best judgment regarding the matters discussed herein and is not binding on the Service, any other tax authority, or any court. No assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately be sustained by a court.

Community National Bancorporation

March 26, 2013

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this letter as an exhibit to the Registration Statement, and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressed and effective as of the date of the Registration Statement and we are under no obligation to supplement, update, or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date of the Registration Statement or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Roth & Company, P.C.

Roth & Company, P.C.